Exhibit 99.1

SERENA SOFTWARE AGREES TO SETTLEMENT IN PRINCIPLE OF STOCKHOLDERS’ LITIGATION

San Mateo, CA – February 28, 2006 – Serena Software, Inc. (NASDAQ: SRNA), the leader in Change Governance, today announced that it has reached an agreement in principle with certain stockholders of Serena that provides for the settlement of purported class action litigation commenced by such stockholders against Serena and its directors following the announcement of the merger between Serena and Spyglass Merger Corp. The parties expect to enter into definitive documentation reflecting their agreement in principle within the next few days.

The settlement will not affect the merger consideration to be paid to stockholders of Serena in connection with the proposed merger between Serena and Spyglass Merger Corp. or the timing of the special meeting of stockholders of Serena scheduled for Thursday, March 9, 2006, beginning at 1:00 p.m., local time, at Serena’s principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403, to vote upon a proposal to adopt the merger agreement between Serena and Spyglass Merger Corp. and to approve the merger.

As previously disclosed in the merger proxy statement, which was first mailed to stockholders of Serena on or about February 6, 2006, beginning on November 11, 2005, certain Serena stockholders filed three purported class actions against Serena and its directors. Two of the actions were filed in the Court of Chancery in the State of Delaware; another action was filed in the Superior Court of the State of California for the County of San Mateo.

Serena and the other defendants have reached an agreement in principle with the plaintiffs providing for the settlement of the litigation. In connection with this settlement, Serena agreed to make available additional information to its stockholders. Some of that information is included in the merger proxy statement. The remaining additional information is contained below in this press release and should be read in conjunction with the merger proxy statement. In return, the plaintiffs agreed to the dismissal of the actions and to withdraw all motions filed in connection with such actions. In addition, Serena agreed to pay the legal fees and expenses of plaintiffs’ counsel, subject to the approval by the respective courts. This payment will not affect the amount of merger consideration to be paid in the merger. The details of the settlement will be set forth in a notice to be sent to Serena’s stockholders prior to a hearing before the court to consider both the settlement and plaintiffs’ fee application.

Defendants deny plaintiffs’ allegations in the actions and have agreed to settle the purported class action litigation in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.

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The following information relating to Morgan Stanley & Co. Incorporated, the financial advisor to the special committee of the board of directors of Serena, should be read in conjunction with the definitive proxy statement mailed to Serena’s stockholders on or about February 6, 2006.

To Silver Lake Partners’ knowledge, Morgan Stanley and some of its officers, employees and affiliates have committed to invest approximately $39.5 million in Silver Lake Partners II, L.P., the approximately $3.6 billion fund through which Silver Lake Partners proposes to invest in Serena. These commitments were made before Morgan Stanley began advising the special committee of the Serena board of directors. The aggregate amount of these commitments that could be drawn to finance the merger of Spyglass Merger Corp. into Serena and related transactions represents approximately 1.1 % of the equity financing required by Spyglass Merger Corp. to complete the merger and related transactions. In addition, certain officers, employees and affiliates of Morgan Stanley have invested approximately $10 million in an investment fund controlled by Integral Capital Partners, which has a preexisting contractual right to coinvest up to 2% in any investment made by Silver Lake Partners II, L.P. Such officers, employees and affiliates of Morgan Stanley do not have the right to direct or control whether Integral will coinvest in the acquisition of Serena and their $10 million interest represents less than 4% of the relevant Integral fund that may be joining the investor group organized by Silver Lake Partners to purchase Serena.

Following the special’s committee’s retention of Morgan Stanley to serve as its financial advisor, Morgan Stanley initially contacted Silver Lake Partners and the four other private equity firms with which Serena’s management or its advisors had had previous discussions. Morgan Stanley also suggested additional potential buyers for Serena to the special committee. Following discussion with the special committee, Morgan Stanley contacted additional private equity firms and other potential financial and strategic parties selected by the special committee. Among the factors considered by and discussed with the special committee were, for potential financial buyers, experience with similar transactions, prior interest in technology companies, and potential financial resources. With regard to potential strategic buyers, the factors considered by and discussed with the special committee included experience with similar transactions, potential financial resources, potential product or strategic fit, and regulatory issues.

None of the analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 10, 2005 and described in the proxy statement included a control premium metric, except for Morgan Stanley’s analysis of precedent transactions.

In deriving the assumed beta for Serena’s common stock, Morgan Stanley reviewed certain historical market data as well as the data of certain providers of proprietary market data.

In connection with the proposed merger, Serena filed a definitive proxy statement with the Securities and Exchange Commission on February 2, 2006. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Serena at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Serena by directing such request to Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena and its directors, executive officers and certain other members of its management and employees may be deemed to be participating in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding such persons and their interests in the merger is included in Serena’s definitive proxy statement filed with the Securities and Exchange Commission on February 2, 2006. This document is available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

About Serena Software, Inc.

With more than 25 years of experience in managing change throughout the IT environment, Serena Software (NASDAQ: SRNA) provides Change Governance software to help global 2000 organizations visualize, orchestrate and enforce effective business processes throughout the IT lifecycle. More than 15,000 organizations around the world, including 96 of the Fortune 100, leverage Serena’s integrated change management framework to manage costs, ensure consistent quality of service, mitigate business risks and ultimately profit from change. Serena is headquartered in San Mateo, California, with offices throughout the U.S., Europe, and Asia Pacific. For more information, please visit www.serena.com.

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